Exhibit 5.1

September 18, 2009

Union Drilling, Inc.

4055 International Plaza

Suite 610

Fort Worth, Texas 76109

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as general counsel to Union Drilling, Inc., a Delaware corporation (the “ Company “), in connection with the preparation of the Company’s registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to the proposed offer and sale from time to time by (i) the Company of up to 5,000,000 shares (the “Company Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), and (ii) the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of up to 10,726,540 shares of Common Stock (the “Selling Stockholder Shares”). The Company Shares and the Selling Stockholder Shares will be offered in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to the prospectus (each a “Prospectus Supplement”) contained in the Registration Statement.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate of Incorporation”), (ii) the Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”), (iii) the Registration Statement and all exhibits thereto, (iv) the minutes and records of the corporate proceedings of the Company with respect to the filing of the Registration Statement, (v) the minutes and records of the corporate proceedings of the Company with respect to the issuance of the Selling Stockholder Shares to the Selling Stockholders, (vi) that certain Shareholders’ Agreement (the “Shareholders’ Agreement”) dated as of November 21, 2005 among Union Drilling, Inc., Union Drilling Company LLC and Certain Other Persons named therein, (vii) the specimen Common Stock certificate, and (viii) such other certificates, statutes, instruments and documents as I considered appropriate for purposes of the opinions hereafter expressed.

In making the foregoing examinations, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents submitted to me as certified, conformed or photostatic copies thereof and the authenticity of the originals of such latter documents.

As to various questions of fact material to the opinions expressed below, I have, without independent third party verification of their accuracy, relied in part, and to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to me by the Company.

In connection with this opinion, I have assumed that (i) the Company will continue to be incorporated and in good standing under the General Corporation Law of the State of Delaware (the “DGCL”); (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will remain effective; (iii) a Prospectus Supplement will have been prepared and filed with the Commission properly describing the Company Shares and/or Selling Shareholder Shares offered thereby in accordance with all applicable requirements; (iv) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement or any Prospectus Supplement will have been issued; (v) the prospectus contained in the Registration Statement and any required Prospectus Supplement will have been delivered to the purchaser of the Company Shares or the Selling Stockholder Shares as required in accordance with applicable law; (vi) the resolutions of the Company referred to below will not have been modified or rescinded, (vii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity, enforceability or fully paid status of the Common Stock, (viii) the Company will receive consideration for the issuance of the Company Shares that is at least equal to the par value of the Common Stock, (ix) all Company Shares will be issued, and the Company Shares and the Selling Stockholder Shares will be sold, in compliance with the Certificate of Incorporation, the Bylaws and applicable federal, state and other laws, including the DGCL, and in the manner stated in the Registration Statement, or any amendment thereto, and any applicable Prospectus Supplement, (x) at the time of any offering or sale of any Company Shares, the Company shall have such number of shares of Common Stock authorized or created and available for issuance, (xi) the parties to the Shareholders’ Agreement will comply with its terms, (xii) neither the issuance nor sale of the Company Shares will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company and (xiii) to the extent required in connection with any distribution, a definitive purchase, underwriting or similar agreement with respect to any Company Shares and/or Selling Stockholder Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and will be enforceable obligations of the parties thereto.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and having due regard for such legal considerations as I deem relevant, I am of the opinion that:

1.	Upon adoption by the Board of Directors (or a committee thereof) of the Company of a resolution in form and content as required by applicable law approving the issuance and the terms of the offering and sale of the Company Shares by the Company and upon issuance and delivery of and payment for such shares in the manner contemplated by the Registration Statement and the related Prospectus Supplement(s) and by such resolution, the Company Shares will be validly issued, fully paid and nonassessable.

2.	The Selling Stockholder Shares are validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the DGCL and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the DGCL and such provisions of the Delaware Constitution.

This opinion (i) is rendered in connection with the filing of the Registration Statement, (ii) is rendered as of the date hereof, and I undertake no, and hereby disclaim any kind of, obligation to advise you of any change or any new developments that might affect any matters or opinions set forth herein, and (iii) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to my name therein. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ David S. Goldberg

David S. Goldberg

Vice President, General Counsel and

Corporate Secretary